As filed with the Securities and Exchange Commission on December 18, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD MULTIFAMILY
REIT I, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-5383745
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

15601 Dallas Parkway, Suite 600 Addison, Texas	75001
(Address of Principal Executive Offices)	(Zip Code)

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

 (Full title of the plan)

(Name, address and telephone number of agent for service)	(Copies to:)
Daniel J. Rosenberg	Robert H. Bergdolt, Esq.
General Counsel — Securities and Risk Management and Secretary	Christopher R. Stambaugh, Esq. DLA Piper LLP (US)
Behringer Harvard Multifamily REIT I, Inc.	4141 Parklake Avenue, Suite 300
15601 Dallas Parkway, Suite 600	Raleigh, North Carolina 27612-2350
Addison, Texas 75001	(919) 786-2000
(866) 655-3600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
	Amount		maximum	maximum	Amount of
	to be		offering	aggregate	registration
Title of securities to be registered	registered (1)		price per share (2)	offering price (2)	fee
Common Stock, $0.0001 par value per share	9,994,000	(3)	$10.03	$100,239,820	$12,911

(1)                 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of Behringer Harvard Multifamily REIT I, Inc.’s shares of outstanding common stock.

(2)                 Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act.  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the Registrant’s most recent estimated value per share of $10.03 as of March 1, 2013.  The Registrant expects to update its estimated value per share no later than 18 months from March 1, 2013.

(3)               A total of 10,000,000 shares of common stock, par value $0.0001 per share, of Behringer Harvard Multifamily REIT I, Inc. have been authorized and reserved for issuance under the Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan (the “Plan”).  As of December 18, 2013, 6,000 shares of common stock have been issued privately under the Plan pursuant to Section 4(2) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

(b) Upon written or oral request, Behringer Harvard Multifamily REIT I, Inc. (the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)                                 Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013;

(b)                                 All other reports filed by us with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2012; and

(c)                                  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10 (Reg. No. 000-53195), as filed with the SEC on April 29, 2008 and amended on June 9, 2008.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is permitted to limit the liability of its directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, its charter, and federal and state securities laws.

The Registrant’s charter requires it to hold harmless its directors and officers, and to indemnify its directors, officers and employees and the advisor, its affiliates and any of their employees acting as an agent of the Registrant to the maximum extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007 and by Maryland law for losses, if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in the Registrant’s best interests;

•                  the party seeking exculpation or indemnification was acting on the Registrant’s behalf or performing services for the Registrant;

•                  in the case of non-independent directors, the advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of the Registrant’s assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the ability of the Registrant’s stockholders’ to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Registrant, although equitable remedies may not be an effective remedy in some circumstances.

The SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Further, the Registrant’s charter prohibits the indemnification of its directors, the advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Registrant’s securities were offered as to indemnification for violations of securities laws.

The Registrant’s charter further provides that the advancement of funds to its directors, the advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on the Registrant’s behalf; (2) the party seeking indemnification provides the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to the Registrant together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

The Registrant will also purchase and maintain insurance on behalf of all of its directors and officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION

4.1	Third Amended and Restated Distribution Reinvestment Plan, incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed on March 29, 2012

4.2	Third Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed on March 1, 2013

4.3	Statement regarding Restrictions on Transferability of Shares of Common Stock, incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-11/A filed on May 9, 2008

5.1*	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on signature page)

99.1*	Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan

*Filed herewith.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Behringer Harvard Multifamily REIT I, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on this 18th day of December, 2013.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:	/s/ Robert S. Aisner
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints each of Daniel J. Rosenberg and Howard S. Garfield, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert S. Aisner	Chief Executive Officer and Director	December 18, 2013
Robert S. Aisner	(Principal Executive Officer)

/s/ Howard S. Garfield	Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary	December 18, 2013
Howard S. Garfield	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sami S. Abbasi	Director	December 18, 2013
Sami S. Abbasi

/s/ Roger D. Bowler	Director	December 18, 2013
Roger D. Bowler

/s/ Jonathan L. Kempner	Director	December 18, 2013
Jonathan L. Kempner

/s/ E. Alan Patton	Director	December 18, 2013
E. Alan Patton

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Third Amended and Restated Distribution Reinvestment Plan, incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed on March 29, 2012

4.2	Third Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 4.4 to the Company’s Form 10-K filed on March 1, 2013

4.3	Statement regarding Restrictions on Transferability of Shares of Common Stock, incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-11/A filed on May 9, 2008

5.1*	Opinion of DLA Piper LLP (US) as to the legality of the securities being offered

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on signature page)

99.1*	Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan

* Filed herewith